Exhibit 99.1

FOR RELEASE: IMMEDIATELY	Media Contact:	Steve Galpin, Jr.
(908) 298-7415
	Investor Contact:	Alex Kelly
Robyn Brown
(908) 298-7436
SCHERING-PLOUGH REPORTS FINANCIAL RESULTS
FOR 2007 FOURTH QUARTER, FULL YEAR
Company Records Strong Performance in 2007 and Notes Achievements over 4-year Period,
Progressing with Integration of Organon BioSciences, Preparing for Challenges of 2008
KENILWORTH, N.J., Feb. 12, 2008 — Schering-Plough Corporation (NYSE: SGP) today reported financial results for the 2007 fourth quarter and full year, and commented on its ongoing integration of Organon BioSciences N.V. (OBS), which was acquired in November 2007 and includes the Organon human health business and Intervet animal health business.
          “Schering-Plough delivered another strong performance in both the fourth quarter and full year of 2007,” said Fred Hassan, chairman and CEO. “We continued the remarkable transformation that began in 2003. On track with our Action Agenda, we grew the top line, built greater diversity in our business portfolio, improved our financial strength and cash flows, and established R&D as an engine for future growth. Our acquisition of Organon BioSciences was a substantial strategic achievement. Today, we are a much stronger and more diverse company than ever before, and we are better positioned to deal with the new challenges confronting us in 2008.”
          For the 2007 fourth quarter on a GAAP basis, due to purchase accounting adjustments, Schering-Plough reported a net loss available to common shareholders of $3.4 billion or $2.08 per common share. Earnings per common share for the 2007 fourth quarter would have been 27 cents, excluding purchase accounting adjustments and acquisition-related items for the OBS acquisition (closed Nov. 19, 2007) and other specified items (see table below on page 13). For the 2006 fourth quarter, Schering-Plough reported net income of $182 million or 12 cents per common share on a GAAP basis and 17 cents per common share when excluding other specified items.
          GAAP net sales for the 2007 fourth quarter totaled $3.7 billion as compared to $2.7 billion in the fourth quarter of 2006. Adjusted net sales (GAAP net sales plus an assumed 50 percent of global cholesterol joint venture net sales — see table below on page 19 and hereinafter referred to as “adjusted sales”) would have totaled $4.4 billion. Schering-Plough does not record sales of its cholesterol joint venture with Merck & Co., Inc. (Merck), as the venture is accounted for under the equity method.
          The 2007 full year was significant for many important achievements:
•	Completing the acquisition of Organon BioSciences N.V. for approximately 11 billion euro, thus adding new categories — women’s health and anesthesia/psychiatry — and making Schering-Plough one of the world’s leading animal health companies;

•	Growing cholesterol franchise sales to $5.2 billion in 2007, with U.S. sales up 26 percent and international sales up 70 percent;

•	Growing sales by double digits in each major customer segment — Prescription Pharmaceuticals, Consumer Health Care and Animal Health;

•	Gaining strength in global markets, with sales in international markets representing more than 60 percent of total GAAP net sales;

•	Continuing to expand the company’s businesses with new products and indications while extending its presence in fast-growing emerging markets, such as China, Brazil and Russia;

•	Strengthening the research pipeline with new compounds and by advancing development to Phase III of such agents as a thrombin receptor antagonist (TRA) for atherothrombosis and vicriviroc for HIV; both are among the company’s four compounds designated “fast track” by the U.S. Food and Drug Administration (FDA); and

•	Filing regulatory submissions for important new agents and indications, which now include sugammadex and asenapine from Organon.
          “Schering-Plough now has four full years of accomplishments since we began this transformation,” said Hassan. “In that time, we also brought a new culture to the company — focused on meeting the needs of our customers and patients, and founded on a commitment to quality, compliance and business integrity.”
          Hassan continued: “As we begin 2008, new challenges have emerged, especially the initial reaction to the ENHANCE trial. We and our joint venture partner Merck acted with integrity and good faith with respect to that trial. We stand behind VYTORIN and ZETIA, behind the validity of the science, and behind our commitment to doing what’s right for patients and physicians.”
          The company noted that the pharmaceutical industry continues to be subject to ever-more critical scrutiny, where events can be mischaracterized and drive amplified reactions. The company believes that new scientific data are best presented and discussed at appropriate scientific and medical forums.

          Medical experts and health advisory groups have long recognized high LDL cholesterol as a significant cardiovascular risk factor and recommended increasingly aggressive treatment of high cholesterol for certain patients. While it is too early to tell the impact of the ENHANCE trial results on the cholesterol business, lowering LDL cholesterol, along with healthy diet and lifestyle changes, remains the cornerstone of lipid treatment for patients at risk for heart disease. Clinical studies have demonstrated that VYTORIN lowered patients’ LDL cholesterol more than rosuvastatin, atorvastatin and simvastatin at the doses studied and was able to get more patients to their goal.
OBS Integration
The company reviewed progress in the integration of OBS since the transaction closed in November 2007.
          “The strategic soundness of this combination is clear and the benefits are becoming increasingly evident,” said Hassan. “We broaden our human therapeutic product lines to reach important new customers and patients, strengthen our R&D pipeline and capabilities, and gain greater balance and diversification with a world-class animal health business.” He noted that the integration of OBS is progressing well. An over-arching integration plan is in place, and the company is on track to deliver on it.
          The company reiterated that it is still targeting the same accretion and synergy targets as stated when the OBS acquisition was announced March 12, 2007: that the OBS transaction is anticipated to be accretive to Schering-Plough’s stand-alone earnings per share by about 10 cents in the first full year, excluding purchase-accounting adjustments and acquisition-related costs; and annual synergies of $500 million are expected to be achieved by three years from the date of closing.
Fourth Quarter 2007 Results
For the 2007 fourth quarter, due to purchase accounting adjustments, Schering-Plough reported a net loss available to common shareholders of $3.4 billion or $2.08 per common share on a GAAP basis. Earnings per common share for the 2007 fourth quarter would have been 27 cents, excluding purchase accounting adjustments and acquisition-related items for the OBS acquisition and other specified items. For the 2006 fourth quarter, Schering-Plough reported net income available to common shareholders of $182 million or 12 cents per common share on a GAAP basis and 17 cents per common share excluding other specified items.
          GAAP net sales for the 2007 fourth quarter totaled $3.7 billion, up 41 percent, as compared to the fourth quarter of 2006. Sales for the quarter included $626 million of OBS net sales related to the period subsequent to the acquisition closing date. In addition, the sales growth, on a GAAP basis, reflects a 7 percent favorable impact from foreign exchange.
          Global cholesterol joint venture net sales, which include VYTORIN and ZETIA, totaled $1.4 billion in the 2007 fourth quarter. Schering-Plough does not record sales of its cholesterol joint venture with Merck as the venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of the global cholesterol joint venture net sales, Schering-Plough’s adjusted sales for the 2007 fourth quarter would have been $4.4 billion.
          Overall, Schering-Plough shares in approximately 50 percent of the profits of the joint venture with Merck, although there are different profit-sharing arrangements for the cholesterol products in countries around the world. Schering-Plough records its share of the income from operations in “Equity income,” which totaled $566 million in the 2007 fourth quarter, an increase of 40 percent versus $403 million in the fourth quarter of 2006. Schering-Plough noted that it incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income” and are borne by its overall cost structure.
          There is a separate co-marketing agreement with Bayer for ZETIA in Japan, where the product was launched in June 2007.
          Sales of Global Pharmaceuticals for the 2007 fourth quarter totaled $3.0 billion. Included in the fourth quarter of 2007 are $409 million of net sales related to Organon, the OBS human health business.
          Sales of REMICADE increased 35 percent to $455 million in the fourth quarter of 2007 due to continued market growth and expanded use across indications. REMICADE is a treatment for inflammatory diseases that Schering-Plough markets in countries outside the United States (except in Japan and certain other Asian markets) for rheumatoid arthritis, early rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis, plaque psoriasis, Crohn’s disease, pediatric Crohn’s disease and ulcerative colitis.
          Global sales of NASONEX, an inhaled nasal corticosteroid for allergies, rose 7 percent to $271 million versus the 2006 period, due to increased sales in international markets, partially offset by a decline in sales in the United States.

          Sales of PEGINTRON for hepatitis C increased 15 percent to $239 million in the 2007 fourth quarter due to higher sales in Latin America and emerging markets across Europe, and tempered by lower sales in Japan and the United States.
          Sales of TEMODAR, a treatment for certain types of brain tumors, grew 23 percent to $234 million due to increased sales across geographic regions, including Japan, where the product was launched in September 2006.
          Sales of OBS human pharmaceutical products for the period Nov. 19 through Dec. 31, 2007, include $57 million for FOLLISTIM, a fertility treatment, and $45 million for NUVARING, a contraceptive product.
          Global sales of CLARINEX, a nonsedating antihistamine, in the fourth quarter of 2007 were $174 million, up 6 percent as compared to sales of $164 million in the fourth quarter of 2006. Higher sales of CLARINEX in international markets were partially offset by lower sales in the United States. International sales of prescription CLARITIN were $93 million in the fourth quarter of 2007, a 19 percent increase compared to sales of $78 million in the fourth quarter of 2006.
          Sales of the antibiotic AVELOX were up 12 percent to $115 million, as a result of increased market share. The growth rate for AVELOX in the 2007 fourth quarter was affected by lower demand as a result of a mild U.S. respiratory infection season.
          Consumer Health Care sales were $254 million in the 2007 fourth quarter, up 24 percent versus the 2006 period. The increase was primarily due to sales of MIRALAX, which was launched in February 2007 as the first Rx-to-OTC switch in the laxative category in more than 30 years, and higher sales of OTC CLARITIN.
          Animal Health sales totaled $507 million in the 2007 fourth quarter. Sales for the quarter included $217 million related to Intervet, the OBS animal health business. Sales benefited from the inclusion of OBS sales and solid growth in all geographic areas, led by the cattle and companion animal product lines, coupled with a positive impact from foreign currency exchange rates. With the Intervet business, there was also significant growth in sales of vaccine products in the fourth quarter. On a combined basis, the animal health business is one of the leading companies in the vaccine segment.
          Schering-Plough does not record sales of its cholesterol joint venture and incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income” and are borne by the overall cost structure of Schering-Plough. As a result, Schering-Plough’s gross margin and ratios of selling, general and administrative (SG&A) expenses and R&D expenses as a percentage of sales do not reflect the benefit of the impact of the cholesterol joint venture’s operating results.
          Schering-Plough’s gross margin on a GAAP basis was unfavorably affected by purchase accounting adjustments and as a result was 57.9 percent for the 2007 fourth quarter as compared to 65.5 percent in the 2006 period. The gross margin percentage excluding purchase accounting adjustments and other specified items decreased to 66.7 percent for the fourth quarter of 2007 as compared to 67.2 percent for the fourth quarter of 2006.
          SG&A expenses were $1.6 billion in the fourth quarter of 2007 versus $1.3 billion in the prior-year period. SG&A in the fourth quarter of 2007 increased primarily due to the impact of the inclusion of SG&A expenses from OBS and increased promotional spending.
          Research and development spending for the 2007 fourth quarter increased to $855 million compared to $631 million in the fourth quarter of 2006. The increase in R&D expenses was due to the inclusion of OBS expenses, higher spending for clinical trials and related activities, and investments to build greater breadth and capacity to support Schering-Plough’s expanding R&D pipeline.
          Acquired in-process research and development, a charge related to the purchase accounting of the OBS acquisition, totaled $3.8 billion for the fourth quarter of 2007.
Full-Year 2007 Results
For the full-year 2007, Schering-Plough reported a net loss available to common shareholders of $1.6 billion or $1.04 per common share on a GAAP basis due to purchase accounting adjustments. Earnings per common share would have been $1.37, excluding purchase accounting adjustments, acquisition-related items and other specified items (see table below on page 15). For the full-year 2006, Schering-Plough reported net income of $1.1 billion or 71 cents per common share on a GAAP basis and 87 cents per common share excluding other specified items.
          Schering-Plough reported full-year 2007 GAAP net sales of $12.7 billion, a 20 percent increase, compared to $10.6 billion in 2006. Full-year 2007 net sales included $626 million of OBS net sales related to the period subsequent to the acquisition. In addition, the sales growth reflects a 4 percent favorable impact from foreign exchange. Schering-Plough’s adjusted sales for 2007 totaled $15.2 billion, an increase of $2.7 billion as compared to $12.5 billion on an adjusted basis in 2006.

          On a GAAP basis, Schering-Plough’s gross margin was 65.3 percent in 2007 as compared to 65.1 percent in 2006. The gross margin percentage excluding purchase accounting adjustments and other specified items increased to 67.9 percent in 2007 as compared to 66.5 percent in 2006, due primarily to realized cost savings in 2007 from manufacturing streamlining activities during 2006.
          Selling, general and administrative expenses were $5.5 billion for the 2007 full year. Research and development spending for 2007 totaled $2.9 billion. Full-year 2007 results include results of operations for OBS for the period subsequent to the acquisition. Acquired in-process research and development, a charge related to the purchase accounting of the OBS acquisition, totaled $3.8 billion for 2007. Equity income in 2007 totaled $2.0 billion, an increase of 40 percent compared to 2006.
Recent Developments
The company also offered the following summary of recent significant developments that have previously been announced, including:
•	Reported on results from two Phase II studies in patients with vascular disease showing that TRA, a novel oral thrombin receptor antagonist, does not increase the rate of major or minor bleeding in patients with acute coronary syndrome or prior ischemic stroke when added to standard antiplatelet therapy. (Announced Oct. 22, 2007)

•	Reported long-term follow-up results with the European Organization for the Research and Treatment of Cancer Phase III trial that showed the combination of TEMODAR (temozolomide) Capsules and radiation therapy significantly prolonged survival in patients with glioblastoma multiforme. (Announced Oct. 30, 2007)

•	Reported that the U.S. District Court for the District of Massachusetts found no liability for Warrick Pharmaceuticals, the company’s generic subsidiary, in a class action lawsuit regarding average wholesale prices for prescription products. (Announced Nov. 5, 2007)

•	Gained European Commission approval of PEGINTRON (peginterferon alfa-2b) and REBETOL (ribavirin) combination therapy for retreating adult patients with chronic hepatitis C whose prior treatment did not result in a sustained response. (Announced Nov. 15, 2007)

•	Completed the acquisition of Organon BioSciences N.V. (Announced Nov. 19, 2007)

•	Merck/Schering-Plough Pharmaceuticals announced that an independent panel of clinical and biostatistics experts had been convened to offer advice about the prospective analysis of the ENHANCE trial. (Announced Nov. 19, 2007)

•	Reported on new study results that demonstrated that asenapine was more effective than placebo and well tolerated in treating patients with acute schizophrenia. (Announced Dec. 17, 2007)

•	Announced with Centocor, Inc., revision of a 1998 distribution agreement regarding the development, commercialization and distribution of both REMICADE (infliximab) and golimumab. (Announced Dec. 21, 2007)

•	Received priority review status from FDA for the company’s New Drug Application for sugammadex, an agent specifically designed to reverse the effects of certain muscle relaxants used in surgery. Also announced filing of an NDA with the Japanese Ministry of Health, Labor and Welfare. (Announced Jan. 2, 2008, and Jan. 17, 2008, respectively)

•	Merck/Schering-Plough Pharmaceuticals announced the primary endpoint and other results of the ENHANCE trial. Merck/Schering-Plough has submitted an abstract on the ENHANCE trial for presentation at the American College of Cardiology meeting, which will be held in March 2008. (Announced Jan. 14, 2008)

•	Reported top-line results of the IDEAL study, showing that sustained virologic response was similar for the two leading combination therapies for hepatitis C, and that fewer patients treated with both PEGINTRON regimens relapsed after the end of treatment compared to those receiving Pegasys and Copegus. (Announced Jan. 14, 2008)

•	Announced that Schering-Plough Chairman/CEO Fred Hassan intends to make an open market purchase of $2 million of Schering-Plough Common Shares with personal funds. (Announced Jan. 18, 2008)

•	With Merck, issued a release strongly objecting to mischaracterizations of the ENHANCE trial. (Announced Jan. 25, 2008)

•	Announced FDA acceptance for review of the Peg-IFN (peginterferon alfa-2b) supplemental Biologics License Application, granted Priority Review status for the adjuvant treatment of patients with Stage III melanoma. (Announced Jan. 31, 2008)

•	Reported that the antifungal agent NOXAFIL (posaconazole) Oral Suspension had received an A-1 recommendation (highest rating) for the prevention of invasive

Aspergillus infections in certain high-risk patients in the latest Treatment of Aspergillosis Clinical Practice Guidelines of the Infectious Diseases Society of America. (Announced Jan. 31, 2008)

•	Gained FDA approval of ASMANEX TWISTHALER (mometasone furoate inhalation powder) for the maintenance treatment of asthma as a preventive therapy in patients 4 to 11 years of age. (Announced Feb. 4, 2008)

•	Announced final results of a Phase II clinical study showing that vicriviroc, an investigational CCR5 antagonist, demonstrated potent and sustained viral suppression through 48 weeks of therapy in treatment-experienced HIV-infected patients, when administered once-daily as a single tablet in combination with an optimized ritonavir-boosted protease inhibitor-containing antiretroviral regimen. (Announced Feb. 6, 2008)
Fourth Quarter 2007 Conference Call and Webcast
Schering-Plough will conduct a conference call today at 8 a.m. (EST) to review the 2007 fourth quarter and full-year results. To listen live to the call, dial 1-877-565-9664 or 1-706-634-5003 and enter conference ID #26183610. A replay of the call will be available beginning later today through 5 p.m. on March 11. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID #26183610. A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the “Presentations/Webcasts” link. A replay of the webcast will be available starting on Feb. 12 through 5 p.m. on March 11.
DISCLOSURE NOTICE: The information in this press release, the comments of Schering-Plough officers during the earnings teleconference/webcast on Feb. 12, 2008, beginning at 8 a.m. (EST), and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and are based on current expectations or forecasts of future events. You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other similar words and terms. In particular, forward-looking statements include statements relating to the company’s plans; its strategies; its progress under the Action Agenda and anticipated timing regarding future performance of the Action Agenda; business prospects; anticipated growth; timing and conditions of regulatory approvals and expected synergies related to the Organon BioSciences acquisition; prospective products or product approvals; trends in performance; anticipated timing of clinical trials and its impact on R&D spending; anticipated exclusivity periods; actions to enhance clinical, R&D, manufacturing and post-marketing systems; and the potential of certain products including VYTORIN and ZETIA and trending in the cholesterol market. Actual results may vary materially from the company’s forward-looking statements, and there are no guarantees about the performance of Schering-Plough stock or Schering-Plough’s business. Schering-Plough does not assume the obligation to update any forward-looking statement. A number of risks and uncertainties could cause results to differ materially from forward-looking statements, including, among other uncertainties, market viability of the company’s (and the cholesterol joint venture’s) marketed and pipeline products; market forces; economic factors such as interest rate and exchange rate fluctuations; the outcome of contingencies such as litigation and investigations including litigation and investigations relating to the ENHANCE clinical trial; product availability; patent and other intellectual property protection; current and future branded, generic or over-the-counter competition; the regulatory process (including product approvals, labeling and post-marketing actions); scientific developments relating to marketed products or pipeline projects; and media and societal reaction to such developments. For further details of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Item 8.01 of the company’s 8-K filed today.
          Schering-Plough is an innovation-driven, science-centered global health care company. Through its own biopharmaceutical research and collaborations with partners, Schering-Plough creates therapies that help save and improve lives around the world. The company applies its research-and-development platform to human prescription and consumer products as well as to animal health products. In November 2007, Schering-Plough acquired Organon BioSciences, with its Organon human health and Intervet animal health businesses, marking a pivotal step in the company’s ongoing transformation. Schering-Plough’s vision is to “Earn Trust, Every Day” with the doctors, patients, customers and other stakeholders served by its approximately 50,000 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.
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SCHERING-PLOUGH CORPORATION
U.S. GAAP report for the fourth quarter ended December 31 (unaudited):
(Amounts in millions, except per share figures)

	Fourth Quarter		Full Year
	2007	2006	2007	2006
Net sales 1/	$3,724	$2,650	$12,690	$10,594
Cost of sales 2/	1,566	915	4,405	3,697
Selling, general and administrative	1,634	1,250	5,468	4,718
Research and development 3/	855	631	2,926	2,188
Acquired in-process research and development 4/	3,754	—	3,754	—
Other income, net 5/	(231)	(46)	(683)	(135)
Special and acquisition related charges 6/	52	12	84	102
Equity income	(566)	(403)	(2,049)	(1,459)

(Loss)/income before income taxes	(3,340)	291	(1,215)	1,483
Income tax (benefit)/expense	(14)	87	258	362

Net (loss)/income before cumulative effect of a change in accounting principle	$(3,326)	$204	$(1,473)	$1,121

Cumulative effect of a change in accounting principle, net of tax 7/	—	—	—	(22)

Net (loss)/income	$(3,326)	$204	$(1,473)	$1,143

Preferred stock dividends	38	22	118	86

Net (loss)/income available to common shareholders	$(3,364)	$182	$(1,591)	$1,057

Diluted earnings per common share:
(Loss)/earnings available to common shareholders before cumulative effect of a change in accounting principle	$(2.08)	$0.12	$(1.04)	$0.69
Cumulative effect of a change in accounting principle, net of tax 7/	—	—	—	0.02

Diluted (loss)/earnings per common share	$(2.08)	$0.12	$(1.04)	$0.71

Average common shares outstanding – diluted	1,621	1,497	1,536	1,491

The company incurs substantial costs related to the cholesterol joint venture, such as selling, general and administrative costs, that are not reflected in the “Equity income” and are borne by the overall cost structure of Schering-Plough.

1/	Net sales for the three and twelve months ended December 31, 2007, both include $626 million of Organon BioSciences (OBS) net sales for the period November 19, 2007 to December 31, 2007.

2/	Cost of sales for the three and twelve months ended December 31, 2007 both include purchase accounting adjustments of $326 million related to the acquisition of OBS. Cost of sales for the three and twelve months ended December 31, 2006 include $45 million and $146 million, respectively, related to the manufacturing changes announced June 1, 2006.

3/	Research and development for the three and twelve months ended December 31, 2007 include $21 million and $197 million related to upfront R&D payments. Research and development for the three and twelve months ended December 31, 2006 both include $15 million related to an upfront R&D payment.

4/	Acquired in-process research and development for the three and twelve months ended December 31, 2007 both include a charge of $3.8 billion in connection with the acquisition of OBS.

5/	Included in other income, net for the three months ended December 31, 2007 are $255 million of acquisition-related gains on currency-related items. Included in other income, net for the twelve months ended December 31, 2007 are $537 million of acquisition-related net gains on currency-related and interest rate-related items.

6/	Special and acquisition related charges for the three and twelve months ended December 31, 2007 reflect $52 million and $84 million, respectively, related to the acquisition of OBS. Special and acquisition related charges for the three and twelve months ended December 31, 2006 are $12 million and $102 million, respectively, reflecting charges related to the manufacturing changes announced June 1, 2006.

7/	In the first quarter of 2006, Schering-Plough adopted the provisions of SFAS 123R. As a result of this adoption, Schering-Plough recognized a non-recurring cumulative effect adjustment of $22 million of income associated with Schering-Plough’s liability-based compensation plans.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net (Loss)/Income Available to Common Shareholders
and Reported Diluted (Loss)/Earnings Per Common Share to As Reconciled Amounts for Net (Loss)/Income
Available to Common Shareholders and Diluted (Loss)/Earnings per Common Share (unaudited)
(Amounts in Millions, except per share figures)
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), Schering-Plough is providing the supplemental financial information below and on the following pages to reflect “As Reconciled” amounts related to Net (loss)/ income available to common shareholders and diluted (loss)/earnings per common share. “As Reconciled” amounts exclude the effects of purchase accounting adjustments, acquisition related items and other specified charges or benefits.
“As Reconciled” amounts related to Net (loss)/income available to common shareholders and diluted (loss)/earnings per common share are non-U.S. GAAP measures used by management in evaluating the performance of Schering-Plough’s overall business. The effects of purchase accounting adjustments, acquisition related items and other specified charges or benefits have been excluded from net (loss)/income available to common shareholders and diluted (loss)/earnings per common share as management of Schering-Plough does not consider these charges to be indicative of continuing operating results. Schering-Plough believes that these “As Reconciled” performance measures contribute to a more complete understanding by investors of the overall results of the company and enhances investor understanding of items that impact the comparability of results between fiscal periods. Net (loss)/income available to common shareholders and diluted (loss)/earnings per common share, as reported, are required to be presented under U.S. GAAP.

	Three months ended December 31, 2007
		Purchase	Acquisition-	Other
	As	Accounting	Related	Specified	As
	Reported	Adjustments	Items	Items	Reconciled

Net sales	$3,724	$—	$—	$—	$3,724
Cost of sales	1,566	(326)	—	—	1,240
Selling, general and administrative	1,634	—	—	—	1,634
Research and development	855	—	—	(21)	834
Acquired in-process research and development	3,754	(3,754)	—	—	—
Other (income)/expense, net	(231)	—	255	—	24
Special and acquisition related charges	52	—	(52)	—	—
Equity income	(566)	—	—	—	(566)

(Loss)/income before income taxes	(3,340)	4,080	(203)	21	558
Income tax (benefit)/expense	(14)	89	2	1	78

Net (loss)/income before cumulative effect of a change in accounting principle	$(3,326)	$3,991	$(205)	$20	$480

Cumulative effect of a change in accounting principle, net of tax	—	—	—	—	—

Net (loss)/income	$(3,326)	$3,991	$(205)	$20	$480

Preferred stock dividends	38	—	—	—	38

Net (loss)/income available to common shareholders	$(3,364)	$3,991	$(205)	$20	$442

Diluted (loss)/earnings per common share:
(Loss)/earnings available to common shareholders before cumulative effect of a change in accounting principle	$(2.08)				$0.27

Cumulative effect of a change in accounting principle, net of tax	—				—

Diluted (loss)/earnings per common share	$(2.08)				$0.27

Average common shares outstanding-diluted	1,621				1,648

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share (unaudited)
(Amounts in Millions, except per share figures)

	Three months ended December 31, 2006
		Purchase	Acquisition-	Other
	As	Accounting	Related	Specified	As
	Reported	Adjustments	Items	Items	Reconciled

Net sales	$2,650	$—	$—	$—	$2,650
Cost of sales	915	—	—	(45)	870
Selling, general and administrative	1,250	—	—	—	1,250
Research and development	631	—	—	(15)	616
Acquired in-process research and development	—	—	—	—	—
Other income, net	(46)	—	—	—	(46)
Special and acquisition related charges	12	—	—	(12)	—
Equity income	(403)	—	—	—	(403)

Income before income taxes	291	—	—	72	363
Income tax expense	87	—	—	—	87

Net income before cumulative effect of a change in accounting principle	$204	$—	$—	$72	$276

Cumulative effect of a change in accounting principle, net of tax	—	—	—	—	—

Net income	$204	$—	$—	$72	$276

Preferred stock dividends	22	—	—	—	22

Net income available to common shareholders	$182	$—	$—	$72	$254

Diluted earnings per common share:
Earnings available to common shareholders before cumulative effect of a change in accounting principle	$0.12				$0.17

Cumulative effect of a change in accounting principle, net of tax	—				—

Diluted earnings per common share	$0.12				$0.17

Average common shares outstanding-diluted	1,497				1,497

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net/(Loss) Income Available to Common Shareholders
and Reported Diluted/(Loss) Earnings Per Common Share to As Reconciled Amounts for Net (Loss)/Income
Available to Common Shareholders and Diluted (Loss)/Earnings per Common Share (unaudited)
(Amounts in Millions, except per share figures)

	Twelve months ended December 31, 2007
		Purchase	Acquisition-	Other
	As	Accounting	Related	Specified	As
	Reported	Adjustments	Items	Items	Reconciled

Net sales	$12,690	$—	$—	$—	$12,690
Cost of sales	4,405	(326)	—	—	4,079
Selling, general and administrative	5,468	—	—	—	5,468
Research and development	2,926	—	—	(197)	2,729
Acquired in-process research and development	3,754	(3,754)	—	—	—
Other (income)/expense, net	(683)	—	537	—	(146)
Special and acquisition related charges	84	—	(84)	—	—
Equity income	(2,049)	—	—	—	(2,049)

(Loss)/income before income taxes	(1,215)	4,080	(453)	197	2,609
Income tax expense	258	89	2	1	350

Net (loss)/income before cumulative effect of a change in accounting principle	$(1,473)	$3,991	$(455)	$196	$2,259

Cumulative effect of a change in accounting principle, net of tax	—	—	—	—	—

Net (loss)/income	$(1,473)	$3,991	$(455)	$196	$2,259

Preferred stock dividends	118	—	—	—	118

Net (loss)/income available to common shareholders	$(1,591)	$3,991	$(455)	$196	$2,141

Diluted (loss)/earnings per common share:
(Loss)/earnings available to common shareholders before cumulative effect of a change in accounting principle	$(1.04)				$1.37

Cumulative effect of a change in accounting principle, net of tax	—				—

Diluted (loss)/earnings per common share	$(1.04)				$1.37

Average common shares outstanding-diluted	1,536				1,607

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share (unaudited)
(Amounts in Millions, except per share figures)

	Twelve months ended December 31, 2006
		Purchase	Acquisition-	Other
	As	Accounting	Related	Specified	As
	Reported	Adjustments	Items	Items	Reconciled

Net sales	$10,594	$—	$—	$—	$10,594
Cost of sales	3,697	—	—	(146)	3,551
Selling, general and administrative	4,718	—	—	—	4,718
Research and development	2,188	—	—	(15)	2,173
Acquired in-process research and development	—	—	—	—	—
Other income, net	(135)	—	—	—	(135)
Special and acquisition related charges	102	—	—	(102)	—
Equity income	(1,459)	—	—	—	(1,459)

Income before income taxes	1,483	—	—	263	1,746
Income tax expense	362	—	—	—	362

Net income before cumulative effect of a change in accounting principle	$1,121	$—	$—	$263	$1,384

Cumulative effect of a change in accounting principle, net of tax	(22)	—	—	22	—

Net income	$1,143	$—	$—	$241	$1,384

Preferred stock dividends	86	—	—	—	86

Net income available to common shareholders	$1,057	$—	$—	$241	$1,298

Diluted earnings per common share:
Earnings available to common shareholders before cumulative effect of a change in accounting principle	$0.69				$0.87

Cumulative effect of a change in accounting principle, net of tax	0.02				—

Diluted earnings per common share	$0.71				$0.87

Average common shares outstanding-diluted	1,491				1,491

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net (Loss)/Income Available to Common Shareholders
and Reported (Loss)/Diluted Earnings Per Common Share to As Reconciled Amounts for Net (Loss)/Income
Available to Common Shareholders and Diluted (Loss)/Earnings per Common Share (unaudited)
“As Reconciled” amounts related to Net (loss)/income available to common shareholders and diluted (loss)/earnings per common share reflect the following adjustments:
(Amounts in Millions)

	Fourth Quarter		Twelve Months
	2007	2006	2007	2006
Purchase accounting adjustments:
Amortization of intangibles in connection with the acquisition of Organon BioSciences (a)	$65	$—	$65	$—
Depreciation related to the fair value adjustment of fixed assets related to the acquisition of Organon BioSciences (a)	3	—	3	—
Charge related to the fair value adjustment to inventory related to the acquisition of Organon BioSciences (a)	258	—	258	—
Acquired IPR&D related to the acquisition of Organon BioSciences (b)	3,754	—	3,754	—

Total purchase accounting adjustments, pre-tax	4,080	—	4,080	—
Income tax benefit	89	—	89	—

Total purchase accounting adjustments	$3,991	$—	$3,991	$—

Acquisition-related items:
Acquisition-related (gains)/losses on currency-related and interest-related items (c)	$(255)	$—	$(537)	$—
Integration-related activities (d)	52	—	84	—

Total acquisition-related items, pre-tax	(203)	—	(453)	—
Income tax benefit	2	—	2	—

Total acquisition-related items	$(205)	—	$(455)	—

Other specified items:
Manufacturing changes announced June 1, 2006 (e)	$—	$57	$—	$248
Upfront R&D payments (b)	21	15	197	15
Change in accounting principle (f)	—	—	—	(22)

Total other specified items, pre-tax	21	72	197	241
Income tax benefit	1	—	1	—

Total other specified items	$20	$72	$196	$241

Total purchase accounting adjustments, acquisition-related items and other specified items	$3,806	$72	$3,732	$241

(a)	Included in cost of sales

(b)	Included in research and development

(c)	Included in other (income)/expense, net

(d)	Included in special and acquisition-related charges

(e)	Included in cost of sales and special and acquisition-related charges

(f)	Included in cumulative effect in change in accounting principle, net

SCHERING-PLOUGH CORPORATION
Report for the period ended December 31 (unaudited):
GAAP Net Sales by Key Product

	Fourth Quarter			Full Year
(Dollars in millions)	2007	2006	%	2007	2006	%
GLOBAL PHARMACEUTICALS a/	$2,963	$2,211	34%	$10,173	$8,561	19%
REMICADE	455	337	35%	1,648	1,240	33%
NASONEX	271	253	7%	1,092	944	16%
PEGINTRON	239	208	15%	911	837	9%
TEMODAR	234	189	23%	861	703	22%
CLARINEX / AERIUS	174	164	6%	799	722	11%
CLARITIN RX	93	78	19%	391	356	10%
AVELOX	115	103	12%	384	304	26%
INTEGRILIN	91	85	7%	332	329	1%
REBETOL	71	75	(6%)	277	311	(11%)
CAELYX	66	49	33%	257	206	25%
INTRON A	57	57	—	233	237	(2%)
SUBUTEX / SUBOXONE	57	51	11%	220	203	8%
PROVENTIL / ALBUTEROL CFC	41	55	(25%)	207	203	2%
ASMANEX	41	36	16%	162	103	57%
ELOCON	37	33	10%	156	141	11%
FORADIL	25	28	(11%)	102	94	8%
NOXAFIL	29	10	N/M	89	19	N/M
FOLLISTIM c/	57	—	N/M	57	—	N/M
NUVARING c/	45	—	N/M	45	—	N/M
REMERON c/	33	—	N/M	33	—	N/M
ZEMURON c/	25	—	N/M	25	—	N/M
LIVIAL c/	24	—	N/M	24	—	N/M
CERAZETTE c/	20	—	N/M	20	—	N/M
MARVELON c/	20	—	N/M	20	—	N/M
MERCILON c/	18	—	N/M	18	—	N/M
IMPLANON c/	15	—	N/M	15	—	N/M
Other Pharmaceuticals	610	400	53%	1,795	1,609	12%

CONSUMER HEALTH CARE	254	205	24%	1,266	1,123	13%
OTC	161	118	37%	682	558	22%
OTC CLARITIN	94	72	30%	462	390	18%
Foot Care	74	73	1%	345	343	1%
Sun Care	19	14	38%	239	222	8%

ANIMAL HEALTH b/	507	234	117%	1,251	910	37%

CONSOLIDATED GAAP NET SALES	$3,724	$2,650	41%	$12,690	$10,594	20%

a/	Global Pharmaceuticals net sales for both the three and twelve months ended December 31, 2007, include $409 million from Organon, the human health business of Organon BioSciences. Sales of Organon are reflected as of the closing date of the acquisition on November 19, 2007 through year-end.

b/	Animal Health net sales for both the three and twelve months ended December 31, 2007, include $217 million from Intervet, the animal health business of Organon BioSciences. Sales of Intervet are reflected as of the closing date of the acquisition on November 19, 2007 through year-end.

c/	Products acquired in OBS acquisition reflect net sales for the period from November 19, 2007 through year-end.

NOTE:	Additional information about U.S. and international sales for specific products is available by calling the company or visiting the Investor Relations Web site at http://ir.schering-plough.com.

SCHERING-PLOUGH CORPORATION
Reconciliation of Non-U.S. GAAP Financial Measures
Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales.

	Three months ended December 31
	(unaudited)
(Dollars in millions)	2007	2006	%

Net sales, as reported a/	$3,724	$2,650	41%

50 percent of cholesterol joint venture net sales b/	722	541	33%

Adjusted net sales b/	$4,446	$3,191	39%

	Twelve months ended December 31
	(unaudited)
(Dollars in millions)	2007	2006	%

Net sales, as reported a/	$12,690	$10,594	20%

50 percent of cholesterol joint venture net sales b/	2,559	1,915	34%

Adjusted net sales	$15,249	$12,509	22%

a/	Net sales for the three and twelve months ended December 31, 2007, both include $626 million recorded as a result of the Organon BioSciences acquisition on November 19, 2007 through year-end.

b/	Total net sales of the cholesterol joint venture for the three months ended December 31, 2007 and 2006 were $1.4 billion and $1.1 billion, respectively. Total net sales of the cholesterol joint venture for the twelve months ended December 31, 2007 and 2006 were $5.1 billion and $3.8 billion, respectively.

Schering-Plough net sales growth for the three and twelve months ended December 31, 2007 reflects a favorable foreign exchange impact of 7% and 4%, respectively.
NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the Schering-Plough’s overall business. Schering-Plough believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. Schering-Plough provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture. Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of Schering-Plough’s “Equity income.” Net sales of the cholesterol joint venture do not include net sales of cholesterol products in non-joint venture territories.
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